UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 14, 2006

UPSTREAM BIOSCIENCES INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50331

(Commission File Number)

98-0371433

(IRS Employer Identification No.)

Suite 100 – 570 West 7th Avenue, Vancouver, British Columbia, Canada V5Z 4S6

(Address of principal executive offices and Zip Code)

604.707.5800

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE.

On June 14, 2006, we announced the appointment of Dr. Robert D. Sindelar to our Scientific Advisory Board.

Dr. Sindelar is a Professor and Dean of the Faculty of Pharmaceutical Sciences at The University of British Columbia. His expertise lies in medicinal chemistry, computer-aided drug discovery and design, pharmaceutical biotechnology, and creating opportunities to integrate innovation into the health care system. He maintained an active research program that focused on the human immune system and drug design for related diseases. This work resulted in more than $14 million (US$) in extramural funding as Principle (PI) and Co-PI Investigator, about 60 referred journal articles, six U.S. patents, several foreign patents and over 100 scientific and professional presentations. He serves as a member of the editorial boards of various scientific journals, including The APhA

Biotechnology Initiative, Current Medicinal Chemistry, Current Patents in Infectious Diseases, Medicinal Chemistry, and the journal IDrugs: The Investigational New Drug Journal. Besides having co-edited a popular textbook on pharmaceutical biotechnology, which has been translated into several languages, Dr. Sindelar is the recipient of several School and University-wide teaching honors. In addition to his leadership role in the Faculty, Dr. Sindelar continues to teach in the professional undergraduate curriculum in several courses. He has been active in promoting the profession of pharmacy, the BC biotechnology community and life sciences research with numerous government and health care stakeholders at the national and local levels. He currently sits on the Council of The College of Pharmacists of British Columbia, serves on the Board of Directors of BC Biotech and serves on other scientific advisory boards.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

99.1 News release dated June 14, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPSTREAM BIOSCIENCES INC.

/s/ Joel Bellenson

Joel Bellenson

Chief Executive Officer

Date: June 14, 2006